Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2024

Watseka, Illinois, April 30, 2024 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $708,000, or $0.22 per basic and diluted share, for the three months ended March 31, 2024, compared to net income of $690,000, or $0.22 per basic share and $0.21 per diluted share, for the three months ended March 31, 2023.
“The uncertain interest rate environment continues to be a challenge for the banking industry.  Our executive team and board remain focused on giving their full attention and effort to maximize the efficiencies and strategies necessary to navigate the current economic and interest rate environment successfully and responsibly.  Our board recently completed a “360-review” of current bank market positions as part of our ongoing commitment to reviewing how current markets relate to our shareholders and business strategies.  A review process we intend to continue,” said Walter H. “Chip” Hasselbring III, President and CEO.
For the three months ended March 31, 2024, net interest income was $4.3 million compared to $5.0 million for the three months ended March 31, 2023.  We recorded a credit for credit losses of $(390,000) for the three months ended March 31, 2024, compared to a provision for credit losses of $240,000 for the three months ended March 31, 2023.  For the three months ended March 31, 2024, a credit for credit losses on loans was necessary as a result of a net recovery of $168,000 and a decrease in the loan portfolio during the period.  Interest income increased to $10.8 million for the three months ended March 31, 2024, from $8.2 million for the three months ended March 31, 2023.  Interest expense increased to $6.5 million for the three months ended March 31, 2024, from $3.2 million for the three months ended March 31, 2023.  Non-interest income increased to $1.1 million for the three months ended March 31, 2024, from $942,000 for the three months ended March 31, 2023.  Non-interest expense was $4.8 million for both the three months ended March 31, 2024 and for the three months ended March 31, 2023.  Provision for income tax increased to $243,000 for the three months ended March 31, 2024, from $202,000 for the three months ended March 31, 2023.
The Company announced unaudited net income of $1.4 million, or $0.42 per basic and diluted share for the nine months ended March 31, 2024, compared to $4.1 million, or $1.29 per basic share and $1.25 per diluted share for the nine months ended March 31, 2023.  For the nine months ended March 31, 2024, net interest income was $13.2 million compared to $17.3 million for the nine months ended March 31, 2023.  We recorded a provision for credit losses of $196,000 for the nine months ended March 31, 2024, compared to a provision for credit losses of $253,000 for the nine months ended March 31, 2023.  Interest income increased to $30.3 million for the nine months ended March 31, 2024, from $23.4 million for the nine months ended March 31, 2023.  Interest expense increased to $17.1 million for the nine months ended March 31, 2024 from $6.1 million for the nine months ended March 31, 2023. Non-interest income increased to $3.2 million for the nine months ended March 31, 2024, from $3.0 million for the nine months ended March 31, 2023.  Non-interest expense decreased to $14.4 million for the nine months ended March 31, 2024, from $14.6 million for the nine months ended March 31, 2023.  Provision for income tax decreased to $465,000 for the nine months ended March 31, 2024, from $1.4 million for the nine months ended March 31, 2023.
Total assets at March 31, 2024 were $905.0 million compared to $849.0 million at June 30, 2023.  Cash and cash equivalents increased to $16.1 million at March 31, 2024, from $11.0 million at June 30, 2023.  Investment securities decreased to $195.3 million at March 31, 2024, from $201.3 million at June 30, 2023.  Net loans receivable increased to $643.3 million at March 31, 2024, from $587.5 million at June 30, 2023.  Deposits decreased to $681.8 million at March 31, 2024, from $735.3 million at June 30, 2023.  The large decrease in deposits was partially due to approximately $62.1 million in deposits from a public entity that collects real estate taxes that were on deposit at June 30, 2023 and withdrawn in the nine months ended March 31, 2024, when tax monies were distributed. Total borrowings, including repurchase agreements, FHLB advances, and borrowings from the Federal Reserve Bank Term Funding Program (BTFP), increased to $139.5 million at March 31, 2024 from $30.3 million at June 30, 2023.  Stockholders’ equity increased to $72.4 million at March 31, 2024 from $71.8 million at June 30, 2023.  Equity increased primarily due to net income of $1.4 million, an increase of $147,000 in accumulated other comprehensive income (loss), net of tax, and ESOP and stock equity plan activity of $435,000, partially offset by the accrual of approximately $1.3 million in dividends to our shareholders, of which about half were still payable as of March 31, 2024, and were subsequently paid on April 15, 2024.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2024	2023	2024	2023
	(unaudited)
Interest and dividend income	$10,803	$8,198	$30,323	$23,382
Interest expense	6,544	3,162	17,093	6,051
Net interest income	4,259	5,036	13,230	17,331
Provision (credit) for credit losses	(390)	240	196	253
Net interest income after provision (credit) for credit losses	4,649	4,796	13,034	17,078
Noninterest income	1,140	942	3,183	3,028
Noninterest expense	4,838	4,846	14,393	14,615
Income before taxes	951	892	1,824	5,491
Income tax expense	243	202	465	1,428

Net income	$708	$690	$1,359	$4,063

Earnings per share (1) Basic	$0.22	$0.22	$0.42	$1.29
Diluted	$0.22	$0.21	$0.42	$1.25
Weighted average shares outstanding (1)
Basic	3,211,094	3,182,493	3,207,354	3,152,821
Diluted	3,211,094	3,264,596	3,207,354	3,239,785
			footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2024	For the Year Ended June 30, 2023
	(unaudited)
Return on average assets	0.21%	0.56%
Return on average equity	2.58%	6.56%
Net interest margin on average interest earning assets	2.10%	2.80%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At March 31, 2024	At June 30, 2023
	(unaudited)
Assets	$904,989	$848,976
Cash and cash equivalents	16,060	10,988
Investment securities	195,257	201,299
Net loans receivable	643,326	587,457
Deposits	681,788	735,314
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	139,481	30,287
Total stockholders’ equity	72,384	71,753
Book value per share (2)	21.59	21.39
Average stockholders’ equity to average total assets	7.97%	8.59%

Asset Quality
(Dollars in thousands)
	At March 31, 2024	At June 30, 2023
	(unaudited)
Non-performing assets (3)	$259	$148
Allowance for credit losses	7,725	7,139
Non-performing assets to total assets	0.03%	0.02%
Allowance for credit losses to total loans	1.19%	1.20%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,353,026 at March, 31, 2024 and 3,354,626 at June 30, 2023.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.